TIME BROKERAGE AGREEMENT

          Time Brokerage Agreement ("Agreement") dated as of , 1996, by and between SFX Broadcasting of Texas (KTCK) Licensee, Inc. and SFX Broadcasting of Texas (KTCK), Inc. ("Licensee"), the licensee of Radio Station KTCK, Dallas, Texas (the "Station"), and KRBE Co. ("Broker").

          WHEREAS, Licensee has available broadcasting time and is engaged in the business of radio broadcasting on the Station;

          WHEREAS, Broker desires to avail itself of Station's broadcast time for the presentation of programming service, including the sale of advertising time; and

          WHEREAS, Broker and Licensee have entered into an Asset Purchase Agreement ("Purchase Agreement"), whereby Broker has contracted to purchase the Station's assets.

          NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

          1. FACILITIES. Licensee agrees to make broadcasting transmission on its main channel available to Broker to broadcast on the Station, or cause to be broadcast, for up to twenty-four hours per day, seven (7) days per week provided, however, that Licensee reserves the right to retain two (2) hours per broadcast







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week during the hours of 6 a.m. to 8 a.m. Sunday for broadcast of its own public affairs programs.

          2. PAYMENTS. Broker hereby agrees to pay Licensee for the broadcast of the programs hereunder the amounts specified in Attachment I on or prior to the dates specified in Attachment I. The failure of Licensee to demand or insist upon prompt payment in accordance herewith shall not constitute a waiver of its right to do so. Broker shall receive a payment credit for any time period preempted by Licensee, such credit to be determined by multiplying the monthly payment by the ratio of the amount of time preempted or not accepted to the total number of broadcast hours produced by Broker each month.

          3. TERM. The term of this Agreement shall begin on June 24, 1996 ("Effective Date"), and shall continue until May 31, 1997, provided that this Agreement shall terminate either upon consummation of the sale of the Station to Broker pursuant to the Purchase Agreement or as otherwise provided herein. In the event that the Purchase Agreement has not been closed prior to the end of the term of this Agreement, the parties, in their discretion, may elect to negotiate an extension of this Agreement for an additional term upon terms and conditions to be agreed upon at that time.

          4. PROGRAMS. Broker shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be in good taste and in accordance with Federal Communications Commission (the "FCC") requirements. All programs shall be prepared and presented in conformity with the regulations prescribed in Attachment II








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hereto. All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Broker.

          5. LICENSEE OPERATIONAL RESPONSIBILITY. Licensee shall be responsible for the maintenance of Licensee's studio and the maintenance and operation of the Station's transmission systems, transmitter building, antenna towers, and the real property upon which the transmitter building and antenna tower are located. Licensee shall be responsible for the Station's compliance with all applicable provisions of the Communications Act of 1934, as amended, the rules, regulations, and policies of the FCC, and all other applicable laws. Licensee shall maintain all licenses, permits, and other authorizations as are necessary for the operation of the Station (including all FCC licenses, permits, and authorizations), in full force and effect during the term of this Agreement or until the consummation of the sale of the Station pursuant to the Purchase Agreement unimpaired by any acts or omissions of Licensee. Licensee shall engage its own general manager, who shall be responsible for overseeing the operation and programming of the Station, and one other non-managerial employee. Licensee shall be responsible for the salaries, taxes, insurance, and related costs for the Station's general manager and one non-managerial employee. Licensee shall make its transmitters, transmitter building, and towers available to Broker, at no additional charge, for placement of any equipment

Broker reasonably deems necessary to allow it to broadcast Broker's programming on the Station.
          5.1 INTERRUPTION OF NORMAL OPERATIONS. If the Station suffers loss or damage of any nature to its transmission facilities which results in the interruption of service or the inability of the Station to operate with its maximum authorized facilities, Licensee shall immediately notify Broker, and shall undertake such repairs as necessary to restore the full-time operation of the Station with its maximum authorized facilities within seven days from the occurrence of such loss or damage.
          6. HANDLING OF MAIL. Except as required to comply with Commission rules and policies, including those regarding the maintenance of the public inspection file (which shall at all times remain the responsibility of Licensee), Licensee shall not be required to receive or handle mail, cables telegraph or telephone calls in connection with programs broadcast hereunder unless Licensee at the request of Broker has agreed in writing to do so. Broker shall promptly forward to Licensee any mail which it may receive from any government agency.
          7. PROGRAMMING AND OPERATIONS STANDARDS. Broker agrees to abide by the standards set forth in Attachment II in its programming and operations. Broker further agrees that if, in the sole judgment of Licensee or the Station General Manager, Broker does not comply with said standards, Licensee may suspend or cancel any program not in compliance without any reduction or offset in payments due Licensee under this Agreement.

          8. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Broker shall employ and be responsible for the salaries, taxes, insurance and







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related costs for all personnel used in the production of programs supplied to the Station and all other costs incurred by Broker in the production of the programs (including salespeople, traffic personnel, board operators and programming staff). Broker shall be responsible for all expenses incurred in the origination and/or delivery of its programming from any location to the Station's transmitter sites and for any publicity or promotional expenses incurred by Broker. Broker shall pay for all telephone calls associated with program production and listener responses, for all fees to ASCAP, BMI and SESAC, and for any other copyright fees attributable to its programming broadcast on the Station.
          9. ASSIGNMENT OF CONTRACTS. On the Effective Date, Licensee shall assign to Broker all contracts for the sale of time on the Station (the "Time Sales Agreement") together with those contracts, leases and other agreements identified on Schedule 1 (collectively, the "Contracts"). Licensee has provided Broker with true and complete copies, including amendments, of the Contracts (other than the Time Sales Agreement). Except as denoted on Schedule 1, the Contracts are freely assignable. If Licensee has been unable to obtain any consent required to permit the valid assignment of a Contract to Broker prior to the Effective Date, Licensee may elect to act as Broker's agent in connection with such Contract and the parties shall cooperate to cause Broker to receive the benefit of such Contract in exchange for performance by Broker of all Licensee's obligations under such Contract (and Broker shall pay to Licensee all amounts due under such Contract on or after the Effective







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Date for services provided by Licensee). If this Agreement terminates other than as a result of the Closing (as defined in the Purchase Agreement), Broker shall assign to Licensee and Licensee shall assume the Contracts listed on Schedule 1 and any New Contracts that are still in effect on the date of such termination or expiration.
          10. PRORATION. Except as expressly provided herein, (i) the operation of the Station and the income and normal operating expenses other than Accounts Receivable as hereinafter defined, including without limitation assumed liabilities and prepaid expenses, attributable thereto through the Effective
Date shall be for the account of Licensee and thereafter for the account of Broker and (ii) expenses for goods or services received both before and after the Effective Date, power and utilities charges, taxes (other than Licensee's or Broker's income taxes), frequency discounts, Time Sales Agreements, Contracts and rents and similar prepaid and deferred items shall be prorated between Licensee and Broker as of the Effective Date (the "Effective Date Adjustment").
A final accounting of the Effective Date Adjustments shall be made by Broker with the cooperation of Licensee during the sixty (60) days after the Effective Date, and the sum due from one party to the other pursuant to this Section 8 zshall be paid in cash from Broker to Licensee, or from Licensee to Broker, as the case may be, by company check. With respect to the preceding, Licensee shall be responsible for paying its employees' sales commissions arising and accruing prior to the Effective Date, but Broker shall reimburse Licensee for such sales commissions to the extent that the revenue from such sales







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relates to advertising or programming broadcast on or after the Effective Date and received by Broker.

          11. ACCOUNTS RECEIVABLE. On the Effective Date, Licensee will deliver to Broker a list of Licensee's accounts receivable arising from the operation of the Station prior to the Effective Date (the "Receivables"). All amounts collected on account of the Accounts Receivable shall belong to and be retained by Broker. Broker shall also be entitled to all revenue from the sale, during the term of this Agreement, of advertising or program time on the Station.

          12. OPERATION OF STATION. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority and power over the operation of the Station during the period of this Agreement. Licensee shall retain control over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, the right to preempt any programs in order to broadcast a program deemed to be by Licensee of greater national, regional, or local interest, and the right to take any other actions necessary to comply with the laws of the United States; the State of Texas; the rules, regulations, and policies of the Commission (including the prohibition on unauthorized transfers of control). Licensee shall at all times be solely responsible for meeting all of the FCC's requirements with respect to public service programming, for maintaining the political and public inspection files and the Station log, and for the preparation of programs/issues lists. Broker shall, upon request by Licensee, provide Licensee with information with






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respect to such of Broker's programs which are responsive to public needs and interest so as to assist Licensee in the preparation of required programming reports, and will provide upon request other information to enable Licensee to prepare other records, reports and logs required by the Commission or other local, state or federal governmental agencies.

          13. LICENSE TO USE STATION'S FACILITIES. Effective as of the Effective Date, Licensee grants Broker an exclusive right to use all of the studio and office space and other facilities (the "Station Facilities") used exclusively by the Station. Broker shall not remove from the Station Facilities or modify any Station Equipment in the Station Facilities owned by or leased or licensed to Licensee without Licensee's prior written consent. Broker shall use due care in the use of any property of Licensee. Broker shall indemnify Licensee for any damage (normal wear and tear expected) to Licensee's property caused by Broker or any employee, contractor, agent or guest of Broker.

          14. LICENSE OF INTELLECTUAL PROPERTY. Effective as of the Effective Date, Licensee licenses to Broker the exclusive right to use (or to the extent Licensee does not hold exclusive rights, the non-exclusive right to use) all intellectual property owned by or licensed to Licensee and used in the operation of the Station (including, but not limited to call signs and goodwill) (the "IP License"). In the event of termination of this Agreement, the IP License shall terminate and Broker shall assign to Licensee at no cost its intellectual property used in the operation of the Station.







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          15. SPECIAL EVENTS. Licensee reserves the right, in its discretion, to preempt any of the broadcasts of the programs referred to herein, and to use part or all of the time contracted for herein by Broker for the broadcast of events of special importance. In all such cases, Licensee will use its best efforts to give Broker reasonable notice of its intention to preempt such broadcast or broadcasts, and, in the event of such preemption, Broker shall receive a payment credit for the broadcasts so omitted.

          16. FORCE MAJEURE. Any failure or impairment of the Station Facilities or any delay or interruption in broadcasting programs, or the failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, force majeure, or to causes beyond the control of Licensee, shall not constitute a breach of this Agreement, and Licensee will not be liable to Broker, except to the extent of allowing in each such case an appropriate payment credit for time not provided or broadcasts not carried based upon a pro rata adjustment to amounts due as specified in Attachment II calculated upon the length of time during which the failure or impairment exists or continues.

          17. PAYOLA. Broker agrees that it will not accept any compensation or any kind of gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the program as







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having paid for or furnished such consideration in accordance with FCC requirements. Broker further agrees that no commercial message plugs or undue reference shall be made in programming presented over the Station to any business venture or profit-making activity or other interest (other than non-commercial advertisements for bona fide charities, church activities or other public service activities) without such broadcast being announced as sponsored in accordance with the Commission's requirements.

          18. INDEMNIFICATION; WARRANTY. Broker will indemnify and hold Licensee harmless against all liability for libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the broadcast of programming furnished by Broker. Further, Broker warrants that the broadcasting of its programs will not violate any rights of others and Broker agrees to hold Licensee, the Station, and their respective officers, directors, agents, stockholders, employees, and subsidiaries, harmless from any and all claims, damages, liability, costs and expenses, including reasonable attorneys' fees, arising from the broadcasting of (i) the production and/or broadcasting of the programs; (ii) any misrepresentation or breach of warranty of Broker contained in this Agreement; and (iii) any breach of covenant, agreement, or obligation of Broker contained in this Agreement. Licensee reserves the right to refuse to broadcast any and all programs containing matter which is, or in the opinion of Licensee may be, or which a third-party claims to be,







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violative of any of their rights or which may constitute a personal attack as the term is and has been defined by the Commission. Broker's obligation to hold Licensee harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

          19. LICENSEE'S INDEMNIFICATION; WARRANTY. Licensee shall indemnify, defend, and hold harmless Broker from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses, including reasonable counsel fees, of every kind, nature, and description arising out of (i) Licensee's broadcasts under this Agreement; (ii) any misrepresentation or breach of warranty of Licensee contained in this Agreement; and (iii) any breach of any covenant agreement, or obligation of Licensee contained in this Agreement. Licensee's obligation to hold Broker harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

          20. PROCEDURE FOR INDEMNIFICATION. The following procedure shall apply: (1) Whenever a claim for indemnification shall arise under Section 18 or
Section 19 hereof, the party entitled to indemnification (the "Indemnified Party") shall promptly and in no event later than fifteen (15) days after receipt of such a claim, give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder,







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provided that the Indemnified Party's failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim. (2) In the event of any claim for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceedings brought by a third party, the Indemnifying Party shall be entitled, at its sole expense; either: (a) to participate therein, or (b) to assume the entire defense thereof with counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party provided that: (i) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and (ii) no settlement shall be made without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). If, however, (y) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, or (z) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (in the case of Clause ((ii)(y)) of this sentence, at their own expense) who shall cooperate with one another in defending against such action, claim or proceeding.







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(3) If the Indemnifying Party does not choose to defend against a claim, action, suit or legal proceeding by a third party, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it deems reasonably appropriate or settle such claim, action, suit or proceeding (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem reasonably appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including reasonable attorneys' fees, in accordance with this Article. (4) The
Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of a release from all liability with respect to such claim. Neither Broker nor Licensee shall be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Station unless express evidence is available establishing actual notice to either party.

          21. REGULATORY CHANGE. In the event of a material change or clarification in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is not the subject of an appeal or further administrative review, the parties will use their respective best efforts and negotiate in good faith to modify this Agreement to comply with the change or clarification in FCC rules, policies, or precedent so as to








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continue this Agreement in substantially the same form without material economic detriment to either party.

          22. TERMINATION. In addition to other remedies, whether pursuant to this agreement or otherwise, this Agreement may be terminated as set forth below by either Licensee or Broker by written notice to the other party if the party seeking to terminate is not then in material default or breach hereto, upon the occurrence of any of the following:

          (a) this Agreement is declared invalid or illegal in whole or substantial part by a ruling, order, or decree of an administrative agency or court of competent jurisdiction and such ruling, order or decree has become final and no longer subject to further administrative or judicial review and the parties cannot, after using their respective best efforts and negotiating in good faith for a period of sixty (60) days, modify this Agreement to make the invalid or illegal portions comply with such ruling, order, or decree;

          (b) if Section 21 become applicable and the parties are unable to agree on a mutually-acceptable modification of this Agreement within sixty (60) days thereafter;

          (c) the other party is in material breach of its obligations hereunder and has failed to cure such breach within (i) forty-eight (48) hours after receiving written notice of any violation of any FCC rule or regulation, or (ii) ten (10) days after receiving written notice from the non-breaching party of any other breach (except for breaches of






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Broker's monetary obligations under Section 2, which must be cured within seventy-two (72) hours); provided, however, that if such breach is one that with reasonable diligence cannot be cured within ten (10) days, but could be cured within an additional thirty (30) days, and the breaching party diligently attempts to cure the breach, then the non-breaching party shall not be able to terminate for that breach until such additional thirty (30) day period has elapsed without a cure (it being understood that this proviso shall not apply to breaches of Broker's monetary obligations under Section 2);

          (d) the other party is in material breach of its obligations under the Purchase Agreement and such breach has not been cured within the period specified for cure of such breach in the Purchase Agreement;

          (e) the mutual consent of both parties; or

          (f) automatically upon consummation of the sale of the Station pursuant to the Purchase Agreement or upon termination of the Purchase Agreement.

          23. BROKER'S RIGHT TO CURE. In addition to any other rights or remedies available to Broker, whether pursuant to this Agreement or otherwise, in the event Licensee fails properly to maintain the Station's transmission facilities or otherwise fails to perform its obligations hereunder, Broker shall be entitled, but not required, following reasonable notice to Licensee, to perform such maintenance and repairs and take such other actions as are necessary for Broker's use of the Station's facilities as contemplated herein.

          24. REPRESENTATIONS AND WARRANTIES.

          24.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each of Licensee and Broker represents to the other that it is legally qualified, empowered, and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which it is subject or by which it is bound.

          24.2 LICENSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Licensee makes the following further representations, warranties and covenants:

          24.2.1. AUTHORIZATIONS. Licensee owns and holds all licenses and other permits and authorizations necessary for the operation of the Station as presently contemplated (including licenses, permits and authorizations issued by the Commission), and such licenses, permits and authorizations will be in full force and effect for the entire term, unimpaired by any acts or omissions of Licensee, its principals, employees or agents. There is not now pending or, to Licensee's best knowledge, threatened, any action by the Commission or other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations, and, to Licensee's best knowledge, no event has occurred that allows or, after notice or lapse of time or both, would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restriction thereon of such a nature that may limit the operation of the Station as presently conducted. Licensee has no reason to believe that any such license, permit or authorization will not be renewed during the term of this







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Agreement in its ordinary course. To the best of its knowledge Licensee is not in violation of any statute, ordinance, rule, regulation, order or decree of any federal, state, local or foreign governmental agency, court or authority having jurisdiction over it or over any part of its operations or assets, which default or violation would have an adverse effect on Licensee or its assets or on its ability to perform this Agreement.

          24.2.2. FILINGS. All reports and applications required to be filed with the FCC (including ownership reports and renewal applications) or any other governmental agency, department or body in respect of the Station have been, and in the future will be, filed in a timely manner and are and will be true and complete and accurately present the information contained therein. All such reports and documents, to the extent required to be kept in the public inspection files of the Station, are and will be kept in such files. Upon request by Licensee, Broker shall provide in a timely manner any such information in its possession which will enable Licensee to prepare, file or maintain the records and reports required by the FCC.

          24.2.3. FACILITIES. The Station's facilities will be maintained at the expense of Licensee and will comply and be operated, in all material respects, in accordance with the maximum facilities permitted by the FCC authorizations for the Station and with good engineering standards necessary to deliver a high quality technical signal to the area served by the Station, and with all applicable laws and regulations (including the requirements of the Communications Act and the rules, regulations, policies and procedures of the FCC promulgated thereunder). All capital expenditures reasonably required to maintain the quality of the Station's signal shall be made promptly at the expense of Licensee.

          24.2.4. TITLE TO PROPERTIES. At Closing Licensee will have good and marketable title to all of the assets and properties used in the operation of the Station, free and clear of any liens, claims or security interests. Licensee will not dispose of, transfer, assign or pledge any such asset, except with the prior written consent of Broker, if such action would affect adversely Licensee's performance hereunder or the business and operations of Broker permitted hereby.

          24.2.5. PAYMENT OF OBLIGATIONS. Licensee has no debts, obligations or liabilities which would adversely affect Licensee's performance hereunder or the business and operations of the Broker permitted hereby. Licensee shall pay in a timely fashion all of its debts, assessments and obligations, including without limitation tax liabilities and payments attributable to the operations of the Station, as they come due from and after the Effective Date of this Agreement.

          24.2.6. INSURANCE. Licensee will maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in







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such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities comparable to those of the Station. Any insurance proceeds received by Licensee in respect of damaged property will be used to repair or replace such property so that the operations of the Station conform with this Agreement.

          25. MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement shall in any event be effected unless the same shall be in writing and signed by the party adversely affected by the waiver or modification, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

          26. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Licensee or Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Broker herein provided are cumulative and are not exclusive of any right or remedies which it may otherwise have.

          27. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Texas, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the Commission and all other governmental bodies or authorities presently or hereafter to be constituted.







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          28. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

          29. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including, without limitation, any assignee of the Commission license for the Station. Except in the case of an assignment to an affiliate of a party to this Agreement, this Agreement shall not be assigned without the consent of the other party.

          30. COUNTERPART SIGNATURES. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be binding as of the date on which the executed counterparts are exchanged by the parties.

          31. NOTICES. Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when delivered personally, or mailed by certified mail or Federal Express, postage prepaid, with return receipt requested, and addressed as follows:

          If to Licensee, to:

                D. Geoffrey Armstrong, COO
                SFX Broadcasting, Inc.
                600 Congress Avenue, Suite 1270
                Austin, Texas 78701
                Facsimile No.: (512) 477-7388

         with a copy (which shall not constitute notice) to:

                Richard A. Liese, Esq.

                SFX Broadcasting, Inc.
                150 E. 58th Street, 19th Floor
                New York, N.Y. 10155
                Facsimile No.:(212)753-3188

         If to Broker, to:
                David E. Kennedy, President
                Susquehanna Radio Corp.
                140 E. Market Street
                York, PA  17401

         with a copy (which shall not constitute notice) to:
                Craig W. Bremer, General Counsel
                Susquehanna Pfaltzgraff Co.
                140 E. Market Street
                York, PA  17401

         32. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alterations, modifications or changes of this Agreement shall be valid unless by like written instrument.

         33. SEVERABILITY. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                               SFX BROADCASTING OF TEXAS
                                               (KTCK) LICENSEE, INC.

                                                By:___________________________
                                                Title:

                                                SFX BROADCASTING OF TEXAS
                                                (KTCK), INC.


                                                By: __________________________
                                                Title:

                                                KRBE CO.


                                                By:___________________________
                                                              Title:

                            TIME BROKERAGE AGREEMENT
                                  ATTACHMENT I
        MONTHLY PAYMENT SCHEDULE DURING TERM OF TIME BROKERAGE AGREEMENT
        ----------------------------------------------------------------

         1. Broker shall pay to Licensee, pursuant to the terms of Section 2, $55,000 per month. Such payment shall be due and payable in advance on the first business day of the month to which such payment relates.

         2. Broker shall also reimburse Licensee for all of its ordinary and customary expenses incurred after the Effective Date (excluding only any capital expense at the transmitter sites in excess of Two Thousand Dollars ($2,000), and Licensee's federal, state and local income taxes) incurred in operating the Station (the "Operating Expenses"), including but not limited to, maintenance of the tower and transmitter equipment, rent and utilities at Licensee's studio facilities and federal, state and local taxes (but not Licensee's income taxes).

         3. For any month in which this Agreement is not in force during the entire month, Broker's reimbursement obligation shall be prorated accordingly.






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                            TIME BROKERAGE AGREEMENT
                                  ATTACHMENT II
         Broker agrees to cooperate with Licensee in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs:

          I. RELIGIOUS PROGRAMMING. The subject of religion and references to particular faiths, tenants, and customs shall be treated with respect at all times. Programs shall not be used as medium for attack on any faith, denomination, or sect or upon any individual or organization.

          II. CONTROVERSIAL ISSUES. Any discussion of controversial issues or public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made during the discussion of controversial issues of public importance; and during the course of political campaigns, programs are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired.

          III. NO PLUGOLA OR PAYOLA. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

          IV. NO LOTTERIES. Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.






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          V. ELECTION PROCEDURES. At least sixty (60) days before any primary or regular election, Broker will clear with Licensee's General Manager the rate Broker will charge for the time to be sold to candidates for public office and/or their supporters to make certain that the rate charged conforms to all applicable laws and Station policy.

          VI. SPOT COMMERCIAL LIMITATIONS. With respect to any given segment of air time hereunder, the amount of spot commercial matter shall, under normal circumstances, not exceed 20 minutes during any sixty minute segment. Broker will provide, for attachment to the Station logs, a list of all commercial announcements carried during its programming.

          VII. REQUIRED ANNOUNCEMENTS. Broker shall broadcast (a) an announcement in a form satisfactory to Licensee at the beginning of each hour to identify Station KTCK, (b) an announcement at the beginning and end of each segment of Brokered programming to indicate that program time has been purchased by Broker, and (c) any other announcement that may be required by law, regulation, or Station policy.

          VIII. CREDIT TERMS ADVERTISING. Pursuant to rules of the Federal Trade Commission, any advertising of credit terms shall be made over the Station in accordance with all applicable federal and state laws, including Regulations Z and M.

          IX. COMMERCIAL RECORDKEEPING. With the exception of normal broadcast sales Broker shall not receive any consideration in money, goods, services, or otherwise, directly or indirectly (including to relatives) from any person or company for the presentation of any programming over the Station without






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reporting the same in advance to and receiving the prior written consent of
Licensee's General Manager. No commercial messages ("plugs") or undo references shall be made in programming presented over the Station to any business venture, profit making activity, or other interest (other than noncommercial announcements for bona fide charities, church activities, or other public service activities) in which Broker (or anyone else) is directly or indirectly interested without the same having been approved in advance by Licensee's General Manager and such broadcast being announced and logged and sponsored.

          X. NO ILLEGAL ANNOUNCEMENTS. No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station. Any game, contest, or promotion relating to or to be presented over the Station must be fully stated and explained in advance to Licensee at Licensee's request, which reserves the right in its sole discretion to reject any game, contest, or promotion.

          XI. LICENSEE DISCRETION PARAMOUNT. In accordance with the licensee's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, Licensee reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is in conflict with Station policy or which in the reasonable judgment of Licensee or its General Manager/Chief Engineer would not serve the public interest.

          XII. PROGRAMMING IN WHICH BROKER HAS A FINANCIAL INTEREST. Broker shall advise the General Manager of the Station with







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respect to any programming (including commercial(s) concerning goods or services in which Broker has a material financial interest. Any announcements for such goods and services shall clearly identify Broker's financial interest.

          XIII. PROGRAMMING PROHIBITIONS. Broker shall not broadcast any of the following programs or announcements:

               A. FALSE CLAIMS. False or unwarranted claims for any product or service.

               B. UNFAIR IMITATION. Infringements of another advertiser's rights through plagiarism or unfair imitation or either program idea or copy, or any other unfair competition.

               C. COMMERCIAL DISPARAGEMENT. Any disparagement of competitors or competitive goods.

               D. PROFANITY. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, either in theme or treatment.

               E. PRICE DISCLOSURE. Any price mentions except as permitted by Licensee's policies current at the time.

               F. UNAUTHENTICATED TESTIMONIALS. Any testimonials which cannot be authenticated.

               G. DESCRIPTIONS OF BODILY FUNCTIONS. Any continuity which describes in a repellent manner internal bodily functions or symptomatic results or internal disturbances, and no reference to matters which are not considered acceptable topics in social groups.

               H. CONFLICT ADVERTISING. Any advertising matter or announcement which may, in the reasonable opinion of Licensee, be injurious or prejudicial to the interests of the public, the Station, or honest advertising and reputable business in general.

               I. FRAUDULENT OR MISLEADING ADVERTISEMENT. Any advertisement matter, announcement, or claim which Broker knows to be fraudulent, misleading, or untrue.

               Licensee may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby.

               In any case where questions of policy or interpretation arise, Broker shall submit the same to Licensee for decision before making any commitments in connection therewith.






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                            TIME BROKERAGE AGREEMENT
                                 ATTACHMENT III
State of ____________________
State of ____________________

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT

     ________(Name)_________, being first duly sworn, deposes and says as follows:

     1.   He is (Position) for WARM Broadcasting Company, Inc. ("Broker").

     2.   He has acted in the above capacity since (date) .

     3. No matter has been broadcast by Station ____ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

     4. So far as he is aware, no matter has been broadcast by Station ____ for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station ____ by the Broker, or by any independent contractor engaged by the Broker in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

     5. In the future, he will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third-party, in exchange for the influencing of, or the attempt to influence, the preparation or presentation broadcast matter on Station KTCK.

     6. Except as may be reflected in paragraph 7 hereof, neither he, his spouse nor any member of his immediate family has any present direct or indirect ownership interest in any entity engaged in the following business or activities (other than an investment or a corporation whose stock is publicly held), serves an officer or director of whether with or without compensation, or serve as an employee of, any entity engaged in the following business or Activities:

          1.   The publishing of music;

          2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or






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               electrical transcriptions of any program material intended for radio broadcast use;

          3. The exploitation, promotion, or management of persons rendering artistic, production, and/or other services in the entertainment field;

          4. The ownership or operation of one or more radio or television stations;

          5. The wholesale or retail sale of records intended for public purchase;

          6. The sale of advertising time other than on Station ____ or any other station owned by the Broker.

          7. A full disclosure of any such interest referred to in paragraph 6, above, is as follows:

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                                                -------------------------------
                                                Affiant


Subscribed and sworn to before me






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 this ___ day of __________, 1996.


- - - ------------------------------
       Notary Public


My Commission expires:________